EXHIBIT 99.1

Contact:
Lynn Kettleson
Clarke Communications Group
lkettleson@clarkecommgroup.com
(617) 587-8705

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE FOURTH FISCAL QUARTER AND YEAR
ENDED SEPTEMBER 30, 2006

CAMBRIDGE, MA, (November 20, 2006) -- Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced operating results and revenues for the fourth fiscal quarter and year ended September 30, 2006. Revenues for the quarter were $350,834 compared to revenues of $407,452 for the same period in fiscal 2005. The company reported a net loss of ($9,346,940), or ($0.78) per share, for the fourth quarter of fiscal 2006 compared to a net loss of ($3,576,536), or ($0.36) per share, for the same period in fiscal 2005. The decrease in revenues for the quarter compared to the same quarter in fiscal 2005 was largely due to decreases in both product sales revenue and royalties received from the company’s marketing partners. The increase in expenses in the quarter compared to the same quarter in fiscal 2005 was due to an increase in external research and development expenses related to the Phase III development program for ferumoxytol as an intravenous iron replacement therapeutic and an increase in general and administrative expenses. Contributing to the increase in the loss for the quarter compared to the same quarter in fiscal 2005 was a non-cash charge of approximately $783,000 associated with the company’s adoption in fiscal year 2006 of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and related pronouncements relative to accounting for stock-based compensation (SFAS 123R), combined with an increase in expenses. Costs and expenses associated with the same quarter last year do not include, and have not been restated to reflect, non-cash accounting charges of approximately $323,000 for the quarter ended September 30, 2005 associated with employee stock-based compensation.

Revenues for the fiscal year ended September 30, 2006 were $2,673,387 compared to revenues of $2,445,168 in fiscal 2005. The net loss in the fiscal year was ($25,364,988), or ($2.31) per share, compared to a net loss of ($12,714,615), or ($1.47) per share, in fiscal 2005. The increase in revenues for the fiscal year ended September 30, 2006 compared to fiscal 2005 was largely due to an increase in both product sales revenue and royalties received from the company’s marketing partners, partially offset by a decrease in the recognition of deferred license fee revenue under a license and marketing agreement covering Combidex®. The increase in expenses in the fiscal year ended September 30, 2006 compared to fiscal 2005 was primarily due to an increase in external research and development expenses related to the Phase III development program for ferumoxytol as an intravenous iron replacement therapeutic and an increase in selling, general and administrative expenses. Contributing to the increase in the loss for fiscal 2006 compared to fiscal 2005 was a non-cash charge of approximately $4,003,000 associated with the company’s adoption in fiscal year 2006 of SFAS 123R, combined with an increase in expenses. Costs and

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expenses associated with fiscal 2005 do not include, and have not been restated to reflect, non-cash accounting charges of approximately $1,263,000 for the fiscal year ended September 30, 2005 associated with employee stock-based compensation.

At September 30, 2006, cash, cash equivalents and short-term investments (the latter consisting entirely of one U.S. Treasury Bill), totaled approximately $42.1 million.

Ferumoxytol, the company’s key product candidate, is in Phase III multi-center clinical trials for use as an iron replacement therapeutic in chronic kidney disease patients, whether or not on dialysis.

Combidex, the company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging, or MRI, to aid in the differentiation of cancerous from normal lymph nodes.

The company will host a conference call at 4:15 pm ET today to discuss the company’s financial results and quarterly highlights and the status of the company’s development programs, including the ferumoxytol development program. To listen to this conference call via audio webcast, please visit the Investors section of the company's website at www.advancedmagnetics.com. The webcast will also be available as a replay, starting approximately one hour after the call is finished, through December 20, 2006. Alternatively, to access the call via live telephone, please dial (800) 810-0924. Internationally, the call may be accessed by dialing (913) 981-4900.

In addition to the webcast replay, a telephone replay will be available from approximately 7:15 pm (ET) on November 20, 2006 through December 4, 2006. To access the replay please call (800) 203-1112 and use the passcode of 4233167. The replay is also available internationally at (719) 457-0820 using the same passcode.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

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ADVANCED MAGNETICS, INC.
CONDENSED INCOME STATEMENT FOR THE THREE-MONTH
AND TWELVE-MONTH PERIODS ENDED SEPTEMBER 30, 2006
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
Revenues	$350,834	$407,452	$2,673,387	$2,445,168
Costs and expenses	(10,258,386)	(4,170,694)	(29,613,346)	(15,579,218)
Interest income	560,612	186,706	1,574,971	419,435
Net loss	$(9,346,940)	$(3,576,536)	$(25,364,988)	$(12,714,615)
Loss per share, basic and diluted	$(0.78)	$(0.36)	$(2.31)	$(1.47)
Weighted average shares outstanding, basic and diluted	11,918,006	9,866,446	10,964,412	8,633,827

Balance Sheet Data
	9/30/06	9/30/05
Cash, cash equivalents and short-term investments*	$42,073,046	$23,727,298
Working capital	$33,622,792	$21,211,412
Total assets	$47,370,564	$28,291,982
Shareholders' equity	$36,074,522	$22,379,159

*
Short-term investment at 9/30/06 consists of one U.S. Treasury Bill with a maturity date of November 16, 2006. Short-term investments at 9/30/05 consist of a U.S. Treasury Note with a maturity date of February 15, 2006 combined with three U.S. Treasury Bills having maturity dates of October 27, 2005, November 3, 2005 and January 26, 2006.